                                                                    EXHIBIT 5.01
                                                        (INCLUDES EXHIBIT 23.01)





July 30, 1998


Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, D.C.  20549

Re:      Electronic Arts Inc. ("EA")
         Registration Statement on Form S-8

Ladies/Gentlemen:

I am an attorney licensed to practice law in the states of California and New York and I am Senior Vice President, General Counsel and Secretary of EA. I have examined EA's Registration Statement on Form S-8 (the "Registration Statement") to be filed by EA on or about August 4, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 135,000 shares of Common Stock that may be sold by EA to eligible non-employee Directors of EA pursuant to EA's 1998 Directors' Stock Option Plan (the "Directors' Plan").

As General Counsel for EA, I have examined the proceedings taken by EA in connection with the Directors' Plan and the shares being registered hereby.

It is my opinion that the 135,000 shares of Common Stock that may be issued and sold by EA pursuant to the Directors' Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Directors' Plan, as applicable, will be legally issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours, ELECTRONIC ARTS INC.


/s/ Ruth A. Kennedy
-----------------------------
Ruth A. Kennedy
Senior Vice President,
General Counsel and Secretary




                                       23